Mail Stop 3561

									September 28, 2005



Via US Mail and Facsimile

Mr. Pier Francesco Facchini
Chief Financial Officer
Via Villa Minelli 1
31050 Ponzano Veneto
TV, Italy

		Re:	Benetton Group S.p.A.
			Form 20-F for the fiscal year ended December 31,
2004
			File No. 001-10230

Dear Mr. Facchini:

	We have completed our review of your Form 20-F and have no further comments at this time.


Sincerely,



Michael Moran
Branch Chief